Exhibit 5.1

Farmmi, Inc. Fl 1, Building No. 1, 888 Tianning Street Liandu District Lishui, Zhejiang Province People’s Republic of China 323000	Campbells LLP Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands T +1 345 949 2648 E rspencer@campbellslegal.com campbellslegal.com Our Ref: RBS/DPM/16074-30576 Your Ref:

CAYMAN | BVI | HONG KONG

3 May 2021

Dear Sirs

Farmmi, Inc. – Issuance of Ordinary Shares

We have acted as Cayman Islands legal advisers to you, Farmmi, Inc. (the "Company"), a Cayman Islands exempted company, in connection with the Company’s offering (the “Offering”) of an aggregate offering 161,000,000 ordinary shares with par value of US$0.001 per share in the capital of the Company (the “Shares”). The Shares will be issued and sold under the Company’s registration statement on Form F-1 (File No. 333-255387) (the “Initial Registration Statement”), an abbreviated registration statement on Form F-1 pursuant to Rule 462(b) under the Securities Act (File No. 333-255590) (the “Rule 462 Registration Statement,” and collectively, the “Registration Statements”) and the prospectus dated 28 April 2021 (the “Prospectus”), all filed with the Securities and Exchange Commission (the “SEC”). The Initial Registration Statement has been declared effective by the SEC on 28 April 2021, and the Rule 462 Registration Statement has been effective upon filing on 28 April 2021.

1	Assumptions

1.1	The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Resolutions, the Director’s Certificate and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:

1.2	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

The Cayman Islands firm known as “Campbells” converted from a firm to a Cayman Islands limited liability partnership known as “Campbells LLP” on 25 February 2021.

1.3	All signatures, initials and seals are genuine;

1.4	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

1.5	The Shares to be offered and issued by the Company pursuant to the Letter of Engagement (as defined below), the Agreement (as defined below) and the Registration Statements (the “Documents”) will be issued by the Company against payment in full, in accordance with the Documents and be duly registered in the Company’s register of members;

1.6	The A&R Memorandum and Articles (as defined below) remain in full force and effect and are unamended;

1.7	The Resolutions were duly passed in the manner prescribed in the A&R Memorandum and Articles and the resolutions contained in the Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

1.8	The authorised shares of the Company as set out in the A&R Memorandum and Articles have not been amended;

1.9	That the validity and binding effect under the laws of the United States of America of the Registration Statements;

1.10	The transactions contemplated under the Documents comply with the requirements of the applicable rules of the Nasdaq Stock Market;

1.11	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective A&R Memorandum and Articles of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be;

1.12	That the searches and enquiries referred to in opinion 3.17 below were accurate and complete and disclosed all information which is material for the purposes of this opinion. It should be noted, however, that (1) searches of the Cayman Islands Grand Court Register of Writs and other originating process may be out of date as entries may not be posted therein immediately (2) the Grand Court Cause Book (effective up until 31 May 1995) and the Cayman Islands Grand Court Register of Writs and other originating process do not list any interlocutory process (and the joinder of a third party to existing proceedings would be an interlocutory process) (3) there is no register we can search to identify any action or proceedings before any governmental agency or arbitrator in the Cayman Islands and there is no requirement that such actions or proceedings be recorded in the Grand Court Register of Writs and other originating process, the Grand Court Cause Book or in the minute books of any company (4) we have not searched the Cayman Islands Summary Court Register of Plaints and Summons as the maximum monetary limit for civil matters therein is CI$2,000.00; and

1.13	That there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Documents or which materially affect, amend or vary the transactions contemplated by the Registration Statements.

2	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

2.1	A copy of the Prospectus which forms part of the Initial Registration Statement;

2.2	A copy of the Company’s certificate of incorporation issued by the Registrar of Companies on 28 July 2015;

2.3	A copy of the statutory registers of directors of the Company as maintained at its registered office in the Cayman Islands, certified as true by a director on 24 March 2021;

2.4	A copy of the Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on 7 December 2017 as amended by a resolution of shareholders dated 12 September 2020 and certified as true pursuant to the Director’s Certificate (the "A&R Memorandum and Articles");

2.5	A copy of the Certificate of Good Standing of the Company issued by the Registrar of Companies dated 22 March 2021 (the "Certificate of Good Standing");

2.6	A copy of the written resolutions of the board of directors of the Company dated 6 April 2021 and a copy of the written resolutons of the pricing committee of the Company dated 28 April 2021 (the "Resolutions");

2.7	A copy of the letter of engagement dated 30 March 2021 issued by Aegis Capital Corp. and acknowledged by the Company pursuant to which to Aegis Capital Corp. would serve as the Company’s underwriter (the “Letter of Engagement”);

2.8	A copy of the certain underwriting agreement (the “Agreement”) entered into by and between the Company and Aegis Capital Corp. on 28 April 2021;

2.9	A copy of the exercise notice of over-allotment option sent by Aegis Capital Corp. to the Company on 30 April 2021;

2.10	A copy of the director’s certificate issued by a director of the Company in our favour on 3 May 2021 (the “Director’s Certifiacte”); and

2.11	The records of proceedings of the Company on file with, and available for inspection on 30 April 2021, at the Grand Court of the Cayman Islands.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The execution, delivery and performance of the Underwriting Agreement will not violate in any respect any provision of (i) any law or regulation or any order of any governmental or public body or authority of the Cayman Islands, or (ii) the A&R Memorandum and Articles.

3.3	The Company has the corporate power to execute, deliver and perform its obligations under the Documents.

3.4	The Documents have been duly authorised by all requisite corporate action and have been duly executed by the Company.

3.5	The authorized share capital of the Company is as set forth in the Registration Statements, the Documents and the Prospectus.

3.6	The Shares have been duly authorized and, upon issuance, delivery and payment therefor as described in the Documents, will be validly issued, fully paid and nonassessable.

3.7	To our knowledge, all issued and outstanding securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and none of such securities were issued in violation of the preemptive rights of any member of the Company arising by operation of law and/or the A&R Memorandum and Articles.

3.8	Statements in the Registration Statements that are statements as to the law in the Cayman Islands, or legal conclusions in respect of Cayman Islands law, are accurate in all material respects as at the date thereof and such statements constitute our opinion.

3.9	To ensure the legality, validity or admissibility into evidence in the Cayman Islands of the Documents, it is not necessary that the Documents be filed or recorded with any court or other authority in the Cayman Islands although, as a matter of Cayman law, a share is only issued when it has been entered in the register of members (or shareholders).

3.10	The information in the Annual Report, incorporated by reference into the Registration Statements, under the captions “Risk Factors” and the Registration Statements, has been reviewed by us and is correct in all material respects.

3.11	Except as otherwise described in the Registration Statements, the Documents and the Prospectus, no member of the Company, or any other person or entity, has, to our knowledge, any preemptive right or other similar right in connection with the issuance of the Securities, which right has not been waived, arising under (a) the A&R Memorandum and Articles or the Companies Act of the Cayman Islands or (b) any agreement or instrument included as an exhibit to the Company’s Annual Report on Form 20-F for the fiscal year ended September 30, 2020 or otherwise incorporated by reference into the Registration Statements (the “Material Contracts”).

3.12	The execution and delivery of the Documents and the consummation of the transactions contemplated therein will not violate or conflict with (a) the A&R Memorandum and Articles, (b) any agreement or instrument to which the Company is a party or by which the Company is bound and which is included as an exhibit to the Registration Statements or incorporated by reference therein (other than any violation of or conflict with any financial tests and covenants set forth therein, as to which we express no opinion) or (c) any court or administrative order of the Cayman Islands to which the Company is a named party and which is known to us.

3.13	The execution and delivery of the Documents and the consummation of the transactions contemplated therein will not violate any law of the Cayman Islands, any rule or regulation of any governmental authority or regulatory body of the Cayman Islands (except for securities laws, as to which we express no opinion).

3.14	Under the laws of the Cayman Islands, (i) the submission by the Company to the jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in The City of New York as provided in the Underwriting Agreement, and (ii) the designation of the law of the State of New York to apply to the Underwriting Agreement, are binding upon the Company and, if properly brought to the attention of the court in the Cayman Islands in accordance with the laws of the Cayman Islands, would be enforceable in any judicial proceeding in the Cayman Islands, subject to the exercise of judicial discretion, provided that such designation in clause (ii) is subject to the following: (a) as a general rule, the courts of the Cayman Islands will enforce a provision of a contract which states that the contract is to be governed by foreign law; (b) notwithstanding a contractual choice of law, however, a Cayman Islands Court may refuse to apply the law of a foreign jurisdiction if such application would generate a result deemed by such court to be incompatible with the public policy of the Cayman Islands; (c) in addition, certain laws of the Cayman Islands may be deemed to apply to transactions conducted within or related to the Cayman Islands, even if such laws contradict the law governing the contracts related to such transactions; and (d) the means of application of foreign law by a Cayman Islands Court require the adjudicating parties to deliver opinions from legal experts as to the proper application of such foreign law.

3.15	It is not necessary (i) that solely by reason of the execution, delivery or performance of the Documents, or (ii) in order for the Underwriter to enforce its rights under the Documents, including the exercise of remedies thereunder (solely to the extent such enforcement or exercise are governed by Cayman Islands law), that the Underwriter be licensed, qualified, registered with any governmental or other official authority or public office in the Cayman Islands or otherwise be entitled to carry on business in the Cayman Islands.

3.16	Assuming that the Underwriter is not subject to taxation in the Cayman Islands (without confirming the accuracy of such assumption), the issuance and sale by the Company to the Underwriter of the Shares pursuant to the Underwriting Agreement are not subject to any tax imposed by the Cayman Islands or any political subdivision thereof.

3.17	Based solely upon a search conducted of the Cayman Islands Grand Court Cause Book (Civil Division) (effective up until 31 May 1995) and the Grand Court Register of Writs and other originating process from 28 July 2015 to 30 April 2021, we know of no pending lawsuits or claims against the Company which are required to be described in the Registration Statements, the Documents or the Prospectus that are not described as required.

This opinion letter is furnished to you solely for your benefit as an Underwriter and may only be relied upon by you as Underwriter. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without, in each instance, our prior written consent, subject to the limitations and qualifications set forth herein; provided, however, that such permitted reliance shall not imply or establish an attorney-client relationship between such relying party and this Firm with respect to the matters covered by this opinion letter, and such relying party, by relying on our opinion, disclaims any such attorney-client relationship with respect to the matters covered by this opinion letter. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion letter to reflect any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein, or any future changes in laws.

4	Qualifications

4.1	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.2	In this opinion, the phrase "non-assessable" means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.3	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

4.4	Depending on the nature of the illegality, invalidity or unenforceability in question, a provision providing for the severability of a provision held to be void, illegal or unenforceable might not be effective.

4.5	The Courts of the Cayman Islands will use their discretion in determining whether or not to exercise jurisdiction over any particular matter brought before them having regard to all the circumstances prevailing at the time and, may, whenever it is necessary to prevent injustice, stay or strike out an action or other proceedings or restrain the institution or continuance of proceedings in foreign courts or the enforcement of foreign judgments.

4.6	In the event that the Documents are executed in or brought within the jurisdiction of the Cayman Islands, (e.g., for the purposes of enforcement or obtaining payment) stamp duty of not more than CI$500.00 will be payable on each of the originals thereof and any counterparts upon execution or receipt in the Cayman Islands. Subject thereto, stamp duty in respect of the relevant Document will be payable within forty five (45) days of execution or receipt in the Cayman Islands. Failure to comply with the provisions of the Stamp Duty Law 1973 (as revised) of the Cayman Islands may result in the relevant Document being rejected as evidence in a Court of the Cayman Islands, a penalty being imposed for late, non or insufficient stamping and could also, although it is unlikely to, result in fines and/or criminal proceedings.

4.7	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

Yours faithfully

/s/ Campbells LLP

Campbells LLP